EXHIBIT 16.1

April 23, 2025

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountant for Genoil, Inc. an Alberta Canada corporation (the “Company”). We have read the disclosures under the paragraph entitled “Changes in Registrant’s Certifying Accountant” in the Company’s current report on Form 6-K, dated April 22, 2025, and we are in agreement with the disclosures thereunder as it relates to our firm. We have no basis to agree or disagree with other statements contained in the Form 6-K.

/s/ Michael T. Studer CPA P.C.

Freeport, New York